Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 15, 2013 relating to the years ended November 30, 2012 and 2011 audited financial statements of Net Savings Link, Inc. which appears in this Annual Report on Form 10-K for that period in the Registration Statement on Form S-8 no. (333-180365).

MALONEBAILEY, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

March 18, 2013